Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, No. 333-85300 pertaining to the American Bank Note Holographics, Inc. 2000 Stock Incentive Plan, as Amended, the Registration Statement on Form S-8, No. 333-61602 pertaining to the American Bank Note Holographics, Inc. 1998 Stock Incentive Plan, as Amended, the American Bank Note Holographics, Inc. 2000 Stock Incentive Plan of American Bank Note Holographics, Inc. and the Registration Statement Form S-8, No. 333-129686 pertaining to the American Bank Note Holographics, Inc. 2005 Stock Incentive Plan of our report dated March 26, 2007 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers, LLP

Florham Park, New Jersey

March 26, 2007